                                                                     Exhibit 1.2


                                    AGREEMENT

This Agreement ("Agreement"), effective as of January 17, 2001, is entered into by and between CyberGuard Corporation, a Florida corporation with principal place of business at 2000 W. Commercial Blvd., Suite 200, Fort Lauderdale, FL 33309 ("CyberGuard" or "Company"), and Scott J. Hammack, an individual residing at Lake Bluff, IL ("Mr. Hammack").

WHEREAS, CyberGuard and Mr. Hammack entered into that certain Agreement effective as of December 26, 2000 ("First Agreement") which provided, among other things, that Mr. Hammack would participate in a financing transaction effected by the Company as the next financing transaction after the date of the First Agreement ("Next Financing Transaction") and that Mr. Hammack would participate in the Next Financing Transaction by making an additional aggregate investment of $250,000.00 on the same terms and conditions as the other investors therein; and

WHEREAS, CyberGuard and Mr. Hammack agree that Mr. Hammack's investment under this Agreement represents the contemplated investment in the Next Financing Transaction of CyberGuard.

NOW THEREFORE, CyberGuard and Mr. Hammack agree as follows:

     A.  The recitals set forth above are true and correct.

     B. Mr. Hammack shall pay to CyberGuard two hundred fifty thousand U.S. Dollars (U.S. $250,000.00) in cash by no later than January 26, 2001.

     C. In exchange for the above payment and subject to the terms of this Agreement, CyberGuard shall issue to Mr. Hammack 62,500 shares of Common Stock of CyberGuard at the price of $4.00 per share (the "Securities").

     D. In connection with the purchase of the Securities, Mr. Hammack represents to the Company, and understands and agrees that:

         1. He is acquiring all of the Securities for his own account for investment and not with a view to, with the present intention of, or in connection with, any resale or distribution of the Securities or any interest therein.

         2. He has carefully considered and has, to the extent he believes such discussion to be necessary, discussed with professional legal, tax and financial advisors the suitability of an investment in the Securities, and Mr. Hammack has determined that the Securities are a suitable investment for him.

         3. He is an accredited investor as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Act"), and has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of this investment.

         4. He has been afforded full access to all of the publicly available filings and financial information filed by the Company with the U.S. Securities and Exchange Commission and the opportunity to ask questions of representatives of the Company and obtain answers to any questions he may have had with respect to the Company.

         5. The Securities have not been registered under the Act or under the laws of any jurisdiction, and, except as otherwise specifically provided in Appendix A to this Agreement, the Company is under no obligation to so register the Securities under the Act or under the laws of any jurisdiction. The Mr. Hammack also understands that he must hold the Securities indefinitely unless they are subsequently registered under the Act or an exemption from such registration is then available.

         6. Mr. Hammack agrees not to sell, transfer, assign, hypothecate, pledge or otherwise dispose of the Securities unless (a) such transaction has been registered under the Act and applicable state securities and other laws, or (b) in the opinion of counsel for the Company the proposed sale, transfer, assignment, encumbrance or other disposition will not result in the violation of the registration provisions of the Act or any other applicable federal, state or other securities laws, rules and regulations.

         7.       The Securities will bear the following legend:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THEY MAY NOT BE OFFERED OR TRANSFERRED UNLESS
                  (I) A REGISTRATION STATEMENT FOR THE SALE OF THE SECURITIES HAS BEEN FILED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND IS EFFECTIVE OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS.

     E. Mr. Hammack shall be entitled to the registration rights described in Appendix A hereto.

     F. The Securities to be issued by the Company to Mr. Hammack hereunder shall be subject to anti-dilusion rights in the event that shares of the Company stock are issued in settlement of any lawsuit pending against the Company.

     G. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses in addition to any other relief to which it may be entitled.

     H. This Agreement may not be assigned by either party without the prior written consent of the non-assigning party; provided, however, that CyberGuard may assign this Agreement to any assignee, transferee, "spin off" or successor in interest of substantially all of the assets of the Company.

     I. Except for the parties to this Agreement and their respective successors and assigns, no third party beneficiaries are intended by this Agreement.

     J. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Florida.

     K. Any action or proceeding arising under or relating to this Agreement shall be brought exclusively in the federal or state courts sitting in Broward County, Florida and the parties hereto submit to the jurisdiction of the state and federal courts in the State of Florida and agree that the venue of any such action or proceeding shall be laid in Broward County, Florida.

     L. The failure of any party hereto at any time to require strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to require strict performance of the same condition, promise, agreement or understanding at a subsequent time.

     M. This Agreement and its Exhibits and Appendices constitute the entire agreement between the parties with respect to the subject matter hereof and may not be modified or amended except in writing, signed by each party.

IN WITNESS WHEREOF, the above Agreement was executed by both parties hereto effective as of January 17, 2001.

CYBERGUARD CORPORTION                        SCOTT J. HAMMACK


By:
    ------------------------------           -----------------------------------
Title:
       ---------------------------

                                   APPENDIX A

                               Registration Rights

         1. The Company agrees that if, at any time following the date of this Agreement and while the provisions of this Appendix remain in effect, the Board of Directors of the Company shall authorize the filing of a registration statement on Form S-1 or Form S-3 (any such registration statement being hereinafter called a "Registration Statement") under the Act in connection with a proposed underwritten public offering of Company Common Stock effected on behalf of the Company solely for cash, the Company will promptly notify Mr. Hammack that such Registration Statement will be filed and that the Securities that are then held by Mr. Hammack (the "Hammack Shares"), will, at Mr. Hammack's request, be included in such Registration Statement, and (ii) upon the written request of Mr. Hammack within 15 days after the giving of such notice by the Company, include in the securities covered by such Registration Statement all Hammack Shares which it has been so requested to include.

         2. The Company shall pay all expenses incurred in connection with any Registration Statement, other than underwriting discounts or fees, applicable transfer taxes relating to Hammack Shares and the fees and expenses of counsel for Mr. Hammack.

         3. The Company shall not be required to include in such registration any Hammack Shares held by Mr. Hammack unless Mr. Hammack agrees to the terms of the underwriting agreement between the Company and the managing underwriter of such offering, which agreement may require that any shares of Company capital stock owned by Mr. Hammack be withheld from the market by Mr. Hammack for a period of time after the effective date of the registration statement by which such public offering is being effected. Furthermore, the Company shall be obligated to include in such registration only the quantity of Hammack Shares, if any, as will not, in the opinion of the managing underwriter, jeopardize the success of the offering by the Company. If the managing underwriter for the offering advises the Company in writing that the total amount of securities sought to be registered by Mr. Hammack and other shareholders of the Company having similar registration rights as of the date thereof (collectively, the "Company Shareholders") exceeds the amount of securities that can be offered without adversely affecting the offering by the Company, then the Company may reduce the number of shares to be registered by Company for the Company Shareholders, including the Hammack Shares requested to be included therein, to a number satisfactory to such managing underwriter, which number may be zero. Any such reduction shall be pro rata, based upon the percentage that the shares requested to be included in the Registration Statement by each Company Shareholder constitutes of the total number of shares requested to be included therein on behalf of the Company Shareholders.

         4. The Company shall not be obligated to register any Hammack Shares pursuant to this Appendix A at any time when the resale provisions of Rule 144 promulgated under the Securities Act are available to Mr. Hammack for the sale of the Hammack Shares.